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                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue

                            New York, New York 10166]

                   QUALIFIED DISTRIBUTION PROGRAM ENDORSEMENT

This Endorsement is part of the Contract to which is attached and is effective as of the "Effective Date". For purposes of this Endorsement, the term "Effective Date" is defined to mean the date this Endorsement is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary. In case of a conflict with any provisions of the Contract including the Guaranteed Minimum Income Benefit Rider - Living Benefit ("the Rider"), the provisions of this Endorsement will control.

This Endorsement amends the Guaranteed Minimum Income Benefit Rider - Living Benefit to the Contract as follows:

1. THE FOLLOWING IS ADDED TO DEFINITIONS SECTION OF THE RIDER:

QUALIFIED          For purposes of this Endorsement, Your Contract shall be a
DISTRIBUTION       Qualified Distribution Program if the Contract is subject to
PROGRAM:           the requirements of Section 401(a)(9) of the Internal Revenue
                   Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder or is owned by an individual retirement account that meets the requirements of Section
                   408(a) of the Code or by a plan qualified under Sections
                   401(a) or 403(a) of the Code where the individual retirement account or plan is subject to the requirements of Section
                   401(a)(9) of the Code and the regulations thereunder.

AUTOMATED          For purposes of this Endorsement, the Automated Required
REQUIRED MINIMUM   Minimum Distribution Service Amount is the amount withdrawn
DISTRIBUTION       from your Contract automatically during the current Contract
SERVICE AMOUNT:    Year when you enroll in our automatic distribution service to satisfy the required minimum distribution rules under Section
                   401(a)(9) of the Code and the regulations thereunder. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other account balances from other funding vehicles.
                   Withdrawals from the Contract intended to satisfy Section
                   72(t) of the Code or made from other non-qualified or Roth
                   IRA contracts are not considered in the calculation.

REQUIRED MINIMUM   For purposes of this Endorsement, the Required Minimum
DISTRIBUTION       Distribution Amount is the greater of the previous and
AMOUNT:            current calendar year's required minimum distribution amounts for the Qualified Distribution Program and calculated by us under Section 401(a)(9) of the Code and the regulations thereunder. The Required Minimum Distribution Amount relates solely to this Contract and without regard to minimum required distributions for any other funding vehicle or the amount determined by our automatic distribution service.
                   Withdrawals from the Contract intended to satisfy Section
                   72(t) of the Code or made from other non-qualified or Roth
                   IRA contracts are not considered to be Required Minimum
                   Distribution Amounts.

SYSTEMATIC         For purposes of the Endorsement, this is the amount withdrawn
WITHDRAWAL         during the Contract Year under a Company sponsored optional
AMOUNT:            systematic withdrawal program, if any, where total
                   withdrawals under the Company sponsored systematic withdrawal program in the Contract Year do not exceed an amount equal to the Annual Increase Amount on the previous Contract
                   Anniversary multiplied by the Dollar-for-Dollar Withdrawal
                   Percentage shown on the Contract Schedule. If total withdrawals from the Company sponsored systematic withdrawal program during the Contract Year exceed the Annual Increase
                   Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract
                   Schedule, then the Systematic Withdrawal Amount under this Endorsement will be zero.

2.  THE FOLLOWING IS ADDED AT THE END OF THE INCOME BASE SECTION OF THE RIDER:

If Your Contract is a Qualified Distribution Program, then on each Contract Anniversary, after the calculation of the Income Base as described in Your Contract, an adjustment will be made to the Annual Increase Amount and the Withdrawal Adjustment in the event the following conditions are satisfied. This adjustment will be made prior to the Rider Charge being determined and prior to any Optional Step-Up, and will be determined as follows:

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If all partial withdrawals in a Contract Year are payable to the Owner (or
Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year do not exceed the greater of:

1. The Automated Required Minimum Distribution Amount as defined plus the Systematic Withdrawal Amount as defined (if any),

2.   The Required Minimum Distribution Amount as defined, or

3. The Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule,

then the Annual Increase Amount and the Withdrawal Adjustment will be recalculated using an adjusted Annual Increase Accumulation Rate and an adjusted Dollar-for-Dollar Withdrawal Percentage. The adjusted Annual Increase Accumulation Rate and adjusted Dollar-for-Dollar Withdrawal Percentage will each be equal to the greater of:

1. The sum of the Automated Required Minimum Distribution Amount plus the Systematic Withdrawal Amount if any, divided by the Annual Increase Amount on the previous Contract Anniversary,

2. The Required Minimum Distribution Amount divided by the Annual Increase Amount on the previous Contract Anniversary, or

3.   The Annual Increase Rate shown on the Contract Schedule.

Except as otherwise amended hereby, the terms and conditions of the Rider shall remain in full force and effect.

Metropolitan Life Insurance Company has caused this Endorsement to be signed by its [Secretary].

                                             METROPOLITAN LIFE INSURANCE COMPANY

                                             [

                                                /s/ Jeffrey A. Welikson
                                             SECRETARY]

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